Joseph Fiore

670 White Plains Road, Suite #120
Scarsdale, New York 10583
(914) 725-2700 Phone ♦ (914) 725-8663 Fax

August 1, 2018

SPYR, Inc.
Attention: Board of Directors
c/o James R, Thompson, CEO & President
4643 S. Ulster Street, Suite 1510
Denver, CO 80237

Re: Resignation of Joseph Fiore as a Director of SPYR, Inc.

Dear SPYR Board and Mr. Thompson,

Please accept this letter as notice of my resignation from the Board of Directors of SPYR, Inc., effective August 1, 2018.

I have been the Chairman of the Board of SPYR, Inc. f/k/a/ Eat at Joe's for the past 20+ years and it is time for me to pursue other business endeavors.

Please know that I feel very positive about the direction of SPYR and its recent announcements only further reinforce that confidence. I believe that the great success we have all been working many long hours to attain is now just around the corner. I remain fully committed to ensuring that SPYR is successful in its future endeavors and I will remain available to provide any assistance to the company that I can.

Respectfully yours,

JOSEPH FIORE